UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2011

TEXADA VENTURES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51563	98-0374224
(Commission File Number)	(IRS Employer Identification No.)

421 9th Street, Manhattan Beach, California, 90266

 (Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (604) 562-6915

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 20, 2011, Texada Ventures Inc. (the “Registrant”) entered into a term sheet (the “Term Sheet”), with Anadolun Madencilik Ltd. Sti., a limited company under the provisions of the Turkish Commercial Code (“Anadolun”), which outlines the general terms and conditions pursuant to which the Registrant and Anadolun have agreed to enter into a definitive option under which the Registrant may acquire or earn 95% of Anadolun’s interest in Anadolun’s Karasu Rare Earth Metals Project located in Sakarya Province, Turkey. The Term Sheet is further described in the current report filed by the Registrant on Form 8-K on May 25, 2011.

Under the Term Sheet, the Registrant and Anadolun will work together in good faith to negotiate and finalize a definitive agreement on or before July 1, 2011, and to close the Transaction (as defined in the Term Sheet) on or before July 15, 2011, or such other later date as may be mutually agreed.

The Term Sheet may be terminated by either party if the closing conditions set forth therein are not satisfied on or before July 15, 2011, provided that the terminating party acted in good faith and has not breached the terms of the Term Sheet.

Effective July 1, 2011, the Registrant and Anadolun entered into an amending agreement to the Term Sheet (the “Amending Agreement”), in order to provide additional time to negotiate and finalize the definitive agreement and to close the Transaction.  Under the Amending Agreement, Anadolun and the Registrant have agreed to finalize the definitive agreement by September 1, 2011 and to close the Transaction on or before September 15, 2011.

Under the Amending Agreement, Anadolun and the Registrant have also agreed to extend the right of termination, whereby the Term Sheet may be terminated by either party if the closing conditions set forth therein are not satisfied on or before September 15, 2011, provided that the terminating party acted in good faith and has not breached the terms of the Term Sheet.

Item 9.01    Exhibits

99.1	Amending Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXADA VENTURES INC.
July 6, 2011	By: /s/ David Brow David Brow Chief Executive Officer

EXHIBIT INDEX

99.1	Amending Agreement